STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
                                    Depositor

                     WELLS FARGO BANK, NATIONAL ASSOCIATION
                  Master Servicer and Securities Administrator

             STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2006-AR5
                                 Issuing Entity

               Mortgage Pass-Through Certificates, Series 2006-AR5

                         Supplement dated July 17, 2006
                   to Prospectus Supplement dated May 30, 2006
                       to Prospectus dated March 28, 2006

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated May 30, 2006.

         1. Notwithstanding anything to the contrary provided in the prospectus supplement, each class of Interest-Only Certificates shall have both a notional amount and a certificate principal balance. The initial certificate principal balance of each such class of Interest-Only certificates will equal zero. In the event that the interest accrued on the notional amount of any such class of certificates is reduced as a result of the allocation of net deferred interest on the related mortgage loans, as described in the prospectus supplement, the certificate principal balance of the related class of certificates will increase by the amount of such reduction.

         2. Notwithstanding anything to the contrary provided in the prospectus supplement, each class of Interest-Only Certificates shall bear interest on its respective notional amount and certificate principal balance, as follows:

         o        The Class 1-X Certificates will bear interest:

                  (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the per annum rate equal to (i) the weighted average of the net rates of the Sub-Loan Group 1 mortgage loans minus (ii) the Coupon Strip with respect to Sub-Loan Group 1, if any, payable to the Final Maturity Reserve Account at such distribution date, expressed as a per annum rate, over (y) the weighted average pass-through rate of the Class 1-A Certificates immediately prior to the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

                  (B) on its certificate principal balance, at a variable pass-through rate equal to the weighted average of the net rates of the Sub-Loan Group 1 mortgage loans.

         o        The Class 2-X Certificates will bear interest:

                  (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the per annum rate equal to (i) the weighted average of the net rates of the Sub-Loan Group 2 mortgage loans minus (ii) the Coupon Strip with respect to Sub-Loan Group 2, if any, payable to the Final Maturity Reserve Account at such distribution date, expressed as a per annum rate, over (y) the weighted average pass-through rate of the Class 2-A Certificates immediately prior to the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

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                  (B) on its certificate principal balance, at a variable
         pass-through rate equal to the weighted average of the net rates of the Sub-Loan Group 2 mortgage loans.

         o        The Class 3-X Certificates will bear interest:

                  (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the per annum rate equal to (i) the weighted average of the net rates of the Sub-Loan Group 3 mortgage loans minus (ii) the Coupon Strip with respect to Sub-Loan Group 3, if any, payable to the Final Maturity Reserve Account at such distribution date, expressed as a per annum rate, over (y) the weighted average pass-through rate of the Class 3-A Certificates immediately prior to the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

                  (B) on its certificate principal balance, at a variable pass-through rate equal to the weighted average of the net rates of the Sub-Loan Group 3 mortgage loans.

         o        The Class 4-X Certificates will bear interest:

                  (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the per annum rate equal to (i) the weighted average of the net rates of the Sub-Loan Group 4 mortgage loans minus (ii) the Coupon Strip with respect to Sub-Loan Group 4, if any, payable to the Final Maturity Reserve Account at such distribution date, expressed as a per annum rate, over (y) the weighted average pass-through rate of the Class 4-A Certificates immediately prior to the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

                  (B) on its certificate principal balance, at a variable pass-through rate equal to the weighted average of the net rates of the Sub-Loan Group 4 mortgage loans.

         o        The Class M-X Certificates will bear interest:

                  (A) on its notional amount, at a variable pass-through rate equal to the excess, if any, of (x) the per annum rate equal to (i) the weighted average of the weighted average net rates of the mortgage loans in each Sub-Loan Group, weighted in proportion to the excess of the aggregate Scheduled Principal Balance of each such Sub-Loan Group over the aggregate Certificate Principal Balance of the Senior Certificates related to such Sub-Loan Group, adjusted to an effective rate reflecting the accrual of interest on an actual/360 basis, minus
         (ii) the Coupon Strip with respect to each Sub-Loan Group, if any, payable to the Final Maturity Reserve Account at such distribution date, expressed as a per annum rate, over (y) the weighted average of the pass-through rates on each class of the Class B Certificates as of the related distribution date, weighted in proportion to the applicable Certificate Principal Balance of each such class as of such distribution date; and

                  (B) on its certificate principal balance, at a variable pass-through rate equal to the weighted average of the weighted average net rates of the mortgage loans in each Sub-Loan Group, weighted in proportion to the excess of the aggregate Scheduled Principal Balance of each such Sub-Loan Group over the aggregate Certificate Principal Balance of the Senior Certificates related to such Sub-Loan Group.

         3. The following new paragraph is hereby added on page S-8 of the prospectus supplement immediately preceding the caption entitled "Class 1-X Certificates":

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         Interest-Only Certificates:

         Each of the Class 1-X Certificates, the Class 2-X Certificates, the Class 3-X Certificates, the Class 4-X Certificates and the Class M-X Certificates will have both a notional amount and a certificate principal balance. The initial certificate principal balance of each such class of certificates will equal zero. In the event that the interest accrued on the notional amount of any such class of certificates is reduced as a result of the allocation of net deferred interest on the related mortgage loans, as described further in this prospectus supplement, the certificate principal balance of the related class of certificates will increase by the amount of such reduction.

         4. The first sentence under each of the captions entitled "Class 1-X Certificates", "Class 2-X Certificates", "Class 3-X Certificates", "Class 4-X Certificates" and "Class M-X Certificates", on pages S-8 and S-9 of the prospectus supplement, are hereby deleted.

         5. The section under the caption "Risk Factors--An Investor's Yield on the Certificates Will be Subject to any Negative Amortization on the Mortgage Loans", on pages S-34 through S-36 of the prospectus supplement, is hereby revised to delete the parenthetical "(other than the related interest-only certificates)" in each of the three instances in which it appears in such section.

         6. Priority fourth of clause (A) under the caption "Description of the Certificates--Distributions on the Certificates" on page S-54 of the prospectus supplement is hereby revised to add the words "and the Class 1-X Certificates" immediately following the words "Class 1-A Certificates".

         7. Priority fourth of clause (B) under the caption "Description of the Certificates--Distributions on the Certificates" on page S-55 of the prospectus supplement is hereby revised to add the words "and the Class 2-X Certificates" immediately following the words "Class 2-A Certificates".

         8. Priority fourth of clause (C) under the caption "Description of the Certificates--Distributions on the Certificates" on page S-55 of the prospectus supplement is hereby revised to add the words "and the Class 3-X Certificates" immediately following the words "Class 3-A Certificates".

         9. The priority fourth of clause (D) under the caption "Description of the Certificates--Distributions on the Certificates" on page S-56 of the prospectus supplement is hereby revised to add the words "and the Class 4-X Certificates" immediately following the words "Class 4-A Certificates".

         10. Clause (E) under the caption "Description of the Certificates--Distributions on the Certificates" on page S-56 of the prospectus supplement, is hereby revised to replace the parenthetical "(in the case of clauses (a) and (c) below only)" with the parenthetical "(in the case of clauses
(a) and (d) below only)".

         11. The first sentence of the first paragraph under the caption "Description of the Certificates--Principal Distributions on the Senior Certificates" on page S-64 of the prospectus supplement, is hereby revised to add the words "and the Class 1-X Certificates" immediately following the words "Class 1-A Certificates".

         12. The first sentence of the second paragraph under the caption "Description of the Certificates--Principal Distributions on the Senior Certificates" on page S-64 of the prospectus



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supplement, is hereby revised to add the words "and the Class 2-X Certificates"
immediately following the words "Class 2-A Certificates".

         13. The first sentence of the third paragraph under the caption "Description of the Certificates--Principal Distributions on the Senior Certificates" on page S-64 of the prospectus supplement, is hereby revised to add the words "and the Class 3-X Certificates" immediately following the words "Class 3-A Certificates".

         14. The first sentence of the fourth paragraph under the caption "Description of the Certificates--Principal Distributions on the Senior Certificates" on page S-64 of the prospectus supplement, is hereby revised to add the words "and the Class 4-X Certificates" immediately following the words "Class 4-A Certificates".

         15. The first sentence under the caption "Description of the Certificates--Principal Distributions on the Subordinate Certificates" on page S-65 of the prospectus supplement, is hereby revised to add the words: "first to the Certificate Principal Balance of the Class M-X Certificates and then," immediately following the words "will be allocated".

         16. Clause (2)(c) of the definition of "Accrued Certificate Interest" under the caption "Glossary" on page S-140 of the prospectus supplement, is hereby revised to read as follows: "(c) any shortfalls resulting from Net Deferred Interest on the mortgage loans and the interest portion of any Realized Losses on the mortgage loans allocated to that class of certificates".

         17. The definition of "Certificate Principal Balance" under the caption "Glossary" on page S-142 of the prospectus supplement, is hereby revised to add the following new paragraph at the end thereof:

         With respect to any Interest-Only Certificate as of any distribution date will equal such Certificate's initial principal amount on the Closing Date, plus the amount of any Net Deferred Interest allocated thereto on such distribution date and on any previous distribution dates, as reduced by all amounts allocable to principal previously distributed with respect to such Certificate.

         18. The definition of "Net Deferred Interest" under the caption "Glossary" on page S-147 of the prospectus supplement, is hereby revised to add the following new paragraph at the end thereof:

         With respect to any Class of Interest-Only Certificates as of any distribution date, an amount equal to the difference, if any, between
         (1) the proportionate amount of Net Deferred Interest on the related mortgage loans during the related Due Period, and (2) the portion of Net Deferred Interest allocated to the related Certificates (other than the Interest-Only Certificates) on such distribution date.

The remainder of the prospectus supplement remains unmodified.

This supplement may be used to offer or sell the Certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

                            Bear, Stearns & Co. Inc.

Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers



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to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



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